Exhibit 10.22

[Quicksilver Resources Inc. Letterhead]

April 16, 2012

Mr. John C. Regan
4429 Cumberland Road N
Fort Worth, TX 76116
Dear John:
Pursuant to your discussions with Glenn Darden, we are pleased to offer you a promotion to the position of Senior Vice President, Chief Financial Officer effective April 16, 2012.

With this change in role and responsibility, the following items have been agreed to:

▪	Compensation - Your new annual compensation will be $300,000.

▪
Executive Annual Bonus – You will continue to participate in the Quicksilver Resources Inc. Executive Annual Bonus Plan. As you know, the payout in this plan is dependent on company performance measured against previously established parameters and is subject to the discretion of the Board of Directors. Your bonus target has increased to 120% to be divided between cash (80%) and equity (40%). Your range of payout under the bonus plan is from 0% to 240%.

▪
Equity Plan – You will continue to participate at the officer level in the Quicksilver Resources Inc. 2006 Fifth Amended and Restated Equity Plan. Your participation will be per the guidelines of the Plan document and will be increased to recognize your expanded role. In addition, you will receive a promotion grant in the amount of $100,000 Restricted Shares which will be issued at the close of business on April 16, 2012.

▪
Promotion Bonus – In conjunction with your promotion, a cash bonus has been awarded to you in the amount of $100,000 less applicable required taxes and authorized deductions and is included with this letter.

▪	Change in Control – You will continue to be included in Quicksilver’s Executive Change in Control Retention Plan.

▪	Reporting Structure – This position reports to Glenn Darden, CEO and President.

On behalf of Quicksilver Resources Inc., thank you for your contributions and dedication to the Company. We look forward to your continued success in your new role. If you have any questions, regarding this information please contact me at (817) 665-4829.

Sincerely,

/s/ Anne D. Self

Anne D. Self
VP, Human Resources

I, John C. Regan, accept the position of SVP, Chief Financial Officer offered by Quicksilver Resources Inc., as detailed above.
/s/ John C. Regan                     April 25, 2012
John C. Regan                        Date